Exhibit 10.1
Executive Employment Agreement

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of July 31, 2024 (the “Effective Date”), by and between OneSpan North America, Inc. (the “Company”), and Victor Limongelli (“you”).
WHEREAS the Company desires to employ you, and you desire to be employed by the Company, as President and Chief Executive Officer, on the amended terms outlined in this Agreement.
WHEREAS, except as explicitly noted herein, this Agreement is intended to supersede and replace the Interim CEO Employment Agreement between you and the Company dated January 4, 2024 (the “Prior Agreement”);
NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, the Company and you agree as follows:
ARTICLE I
EMPLOYMENT SERVICES
1.1    Term of Employment. The term of your employment under this Agreement shall commence on the Effective Date and continue until the second anniversary of such date (the “Initial Term”), which term shall automatically renew on the second and each following anniversary of the Effective Date for successive one (1) year terms (each, a “Successive Term”) (the Initial Term, together with all Successive Terms, if any, are collectively referred to herein as the “Employment Period”), unless either party provides the other party with written notice at least ninety (90) days prior to the expiration of the Initial Term, or any Successive Term, of its or their intent not to renew the Initial Term, or any Successive Term, respectively. The Employment Period may be terminated earlier under the terms of Article III below.
1.2    Position and Duties. On the terms and subject to the conditions set forth in this Agreement, commencing on the Effective Date and thereafter during the Employment Period, you shall hold the position of President and Chief Executive Officer and shall report to the Board of Directors of OneSpan Inc. (the “Board”). You shall perform those duties and responsibilities that are customarily performed by an executive in such position and such other duties and responsibilities consistent with your position that may be reasonably assigned to you by the Board from time to time. You shall devote your full business time, attention, skill, and energy to the business and affairs of the Company, its subsidiaries and OneSpan Inc. (collectively, the “Company Group”) and shall use your reasonable best efforts to perform such responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company Group.
1.3    Other Activities. Notwithstanding Section 1.2, you shall be permitted to devote a reasonable amount of time and effort to professional, industry, civic and charitable organizations and managing personal investments but only to the extent that such activities, individually or as a whole, do not materially interfere with the execution of your duties hereunder, or otherwise violate any provision of this Agreement or the OneSpan Inc. Code of Conduct and Ethics (or similar successor document) as in effect from time to time (the “Code of Conduct”). You shall not become involved in the management of any for-profit corporation, partnership, or other for-profit entity, including serving on the board of directors (or similar governing body) of any such entity, without the prior consent of the Board; provided,

Exhibit 10.1
however, that this restriction shall not apply to any subsidiary or affiliate of the Company. You agree to serve without additional compensation as an officer and/or director of OneSpan Inc., the Company and any other subsidiaries or affiliates of OneSpan Inc., if requested by the Company. If you do receive any compensation or other remuneration for such service, the Company may offset it against the amounts due hereunder.
1.4    Location. You will perform your services for the Company Group primarily from your home office, provided that you agree to be reasonably available to travel for business purposes (including to any offices or other premises used by the Company Group), which may include significant travel, including internationally.
1.5    Compliance with Policies. As an employee of the Company, you will be required to comply with all Company Group written policies and procedures, including the Code of Conduct. Violations of Company Group policies may lead to immediate termination of your employment. Further, the Company Group’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company Group (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company Group premises, materials, resources, or information.

ARTICLE II
COMPENSATION
2.1    Base Salary. The Company shall pay you a base salary at a semi-monthly rate of $25,000 (annualizing to $600,000) (“Base Salary”), payable in accordance with payroll practices in effect for employees of the Company generally. Base Salary shall be subject to review in accordance with the Company’s normal practice for executive salary review from time to time in effect, and may be increased, but will not be reduced, without your prior consent except for a reduction that is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company.
2.2    Annual Incentive Compensation. Beginning with the second half of 2024 and thereafter during the Employment Period, you will be eligible to participate in an annual bonus plan or program established from time to time by the Company (the “Annual Bonus Plan”) in accordance with the terms and conditions thereof and on the same basis as other executives of the Company. Subject to and in accordance with the terms of the Annual Bonus Plan, starting January 1, 2025 and for subsequent years, you shall be eligible for a target bonus equal to 100% of your Base Salary. For the remainder of 2024 only, your target bonus will be $500,000.
2.3    Interim Period Bonus; H2 2024 Discretionary Bonus. Pursuant to the Prior Agreement, you had the opportunity to earn cash bonus of between $300,000 and $1,500,000 in the discretion of the Board. The Board has determined to award you $500,000 of that bonus opportunity (such amount, the “Interim Period Bonus”), to be payable in August 2024. In addition, you will be eligible to earn a discretionary cash bonus of $500,000 based on your performance in the second half of 2024, to be determined in the discretion of the Board (the “H2 2024 Discretionary Bonus).

Exhibit 10.1
2.4    Long-Term Incentive Compensation.
(a)    In connection with your execution of this Agreement, you will be awarded the following one-time equity grants under the Company’s 2019 Omnibus Incentive Plan (the “Plan”):
(i)    a time-based grant (the “Special RSU Grant”) of 100,000 restricted stock units, which will vest in three substantially equal installments on each of July 31, 2025, January 4, 2026 and January 4, 2027, provided that you remain employed by the Company on the applicable vesting date; and
(ii)    a one-time performance-based grant for 300,000 restricted stock units (the “Special PSU Grant”), which will be earned based upon the Company’s certification of the Company’s stock attaining specified share prices, as more specifically set forth in Exhibit C to this Agreement.
(b)    For 2025 and each year of employment thereafter, you will receive a performance-based equity award, to be earned based on metrics to be determined by the Board, with a target grant date value of at least $1,800,000 (the “Annual Grant”), where such dollar value is converted into a number of restricted stock units based on the Company’s normal methodology or such other methodology as the Board may determine. The Annual Grant, to the extent the relevant performance metrics have been achieved, will vest as to one-third of the earned shares annually over a three-year period subject to your continued employment on the applicable vesting date, unless the Board approves a shorter vesting schedule for the senior executives of the Company generally, in which case such shorter vesting schedule will apply to the Annual Grant.
The terms and conditions of the Special RSU Grant, the Special PSU Grant, and the Annual Grants (together, the “Grants”) shall be governed by the Plan (or any successor equity plan adopted by the Board) and the applicable award agreements.
2.5    Employee Benefit Plans. You will be eligible to participate on substantially the same basis as the Company’s other executive officers in any other employee benefit plans offered by the Company, currently including medical, dental, short-term and long-term disability, life insurance, and 401(k) savings plan (in each case, subject to the eligibility requirements of such plans). The Company reserves the right to modify, suspend or discontinue any and all of its employee benefit plans, practices, policies, and programs at any time without recourse by you, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.
2.6    Flexible Time-Away Policy. You will participate in the Company’s FlexTime Policy or such successor or replacement program that the Company adopts.
2.7    Business Expenses. The Company will reimburse you for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to Company’s policies and upon your presentation of an itemized written statement and such verification as the Company may require, in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv).
ARTICLE III
TERMINATION OF EMPLOYMENT
3.1    Payments on Termination. When your employment ends for any reason, you (or your designated beneficiary, as applicable) will be entitled to receive (in addition to any compensation and benefits you may receive under Section 3.4): (i) any earned but unpaid Base Salary through your

Exhibit 10.1
termination date, to be paid in accordance with applicable law, (ii) the Interim Period Bonus to the extent not yet paid, (iii) the H2 2024 Discretionary Bonus if and to the extent previously approved by the Board but not yet paid, (iii) any incentive compensation payment(s) (including those under the Annual Bonus Plan) previously approved by the Board but not yet paid, (iii) unreimbursed business expenses incurred through your termination date in accordance with the Company’s policies for which expenses you have provided or do provide appropriate documentation within the time limits of such policies, to be paid in accordance with Section 409A of the Internal Revenue Code of 1986 (“Section 409A” of the “Code”), and (iv) any amounts or benefits to which you are then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A). The compensation and other payments described above are the “Accrued Obligations.”
3.2    Cessation of Employment by Resignation without Good Reason or on Death or Disability. You may terminate your employment for any reason by giving the Company sixty (60) days’ prior notice of a voluntary resignation date (“Resignation Date”). Upon receiving your notice of intent to resign, the Company may require that you cease performing services for the Company at any time before the Resignation Date, so long as the Company continues your Base Salary, service for purposes of the Annual Bonus Plan and the Plan, and employee benefits under Section 2.4 through the Resignation Date. If your employment ends because of your resignation without Good Reason or as a result of your death or Disability (as defined below), you will not receive compensation or benefits beyond the Accrued Obligations.
3.3    Termination By Company for Cause. The Company may terminate your employment for Cause (as defined below) by giving written notice to you designating an immediate or future termination date. Such notice shall indicate the specific provisions of this Agreement relied upon as the basis of such termination. In the event of a termination for Cause, the Company shall provide the Accrued Obligations but no other compensation.
For purposes of this Agreement, “Cause” means:
(i)    You materially breach your obligations under this Agreement, the Code of Conduct or an established policy of the Company Group and such breach continues after you have received written notice by the Company that specifies such breach and a period of ten days in which to cure such breach (but only to the extent that such breach is capable of being cured);
(ii)    You engage in conduct prohibited by law (other than minor violations), commit an act of dishonesty, fraud, or serious or willful misconduct in connection with your job duties, or engage in unethical or immoral conduct that, in the reasonable judgment of the Company, could injure the integrity, character or reputation of the Company Group;
(iii)    You fail or refuse to perform, or habitually neglect, your duties and responsibilities hereunder other than on account of Disability (as defined below), and continue such failure, refusal or neglect after having been given written notice by the Company that specifies what duties you failed to perform and an opportunity to cure of ten days;
(iv)    You use or disclose confidential information or trade secrets other than in the furtherance of the business interests of the Company Group, or commit another violation of a fiduciary duty to the Company Group (including entering into any transaction or contractual relationship causing diversion of business opportunity from the

Exhibit 10.1
Company Group (other than with the prior written consent of the Board)), or otherwise breach either of the Restrictive Covenant Agreements; or
(v)    You fail to reasonably cooperate with any audit or investigation involving the Company Group or its business practices after having been given written notice by the Company that specifies your failure to cooperate and an opportunity to cure of five days.
3.4    Termination By Company Without Cause or Termination by You for Good Reason. The Company may terminate your employment without Cause at any time during the Employment Period by giving written notice to you designating an immediate or future termination date.
You may resign from employment during the Employment Period due to the following, absent your written consent thereto:
(i)    The Company’s material breach of any of its material obligations under this Agreement;
(ii)    A reduction in your Base Salary below the Base Salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company (such reduction not to exceed 20%);
(iii)    A requirement that you relocate your primary place of work by more than 30 miles (including a requirement that you work primarily at a Company office that is located more than 30 miles from the location of your home office), provided that the travel requirements described in Section 1.4 above will not be treated as a violation of this clause (iii); or
(iv)    Any material diminution of your title, reporting structure, authority, duties or responsibilities;
(each of which shall constitute “Good Reason” for resignation) and such resignation shall be treated as a termination by you for Good Reason; provided that, (a) you have provided written notice describing such Good Reason in reasonable detail to the Company within 90 days of the initial occurrence of such Good Reason, (b) the Company failed to cure such Good Reason within 30 days of receipt of such written notice from you, and (c) your resignation occurs within 60 days following the end of the cure period; and provided, further, that in the case of clauses (ii) and (iv), an act or omission shall not constitute Good Reason if you have incurred a Disability (as defined below).
Your election to not renew the Initial Term or any Successive Terms pursuant to Section 1.1 shall not be a termination for Good Reason and shall not entitle you to Severance Pay. However, the election by the Company to not renew the Initial Term or any Successive Terms pursuant to Section 1.1 shall be deemed to be a termination without Cause effective as of the termination of the Initial Term or Successive Term as applicable and shall entitle you to Severance Pay as hereinafter provided.
In the event of a termination by the Company without Cause or a termination by you for Good Reason, the Company shall provide your Accrued Obligations. In addition, subject to the requirements set forth in Section 3.7, Section 3.8, and Section 3.9, the Company will provide the following compensation and benefits to you (collectively, the “Severance Pay”):
(a)An amount equal to 12 months of your then current Base Salary, less applicable withholdings, payable in equal installments on each regularly scheduled payroll pay date during the 12-

Exhibit 10.1
month period that begins on the first day immediately after the Release Effective Date (as defined in Section 3.7); and
(b)    Awards, if any, under the Plan shall be paid in accordance with the terms and conditions of the Plan and the applicable awards;
(c)    An amount equal to your then-current target bonus, as specified in Section 2.2, above, in a single lump sum, payable in full with the first installment of the salary-based severance; and
(d)    If you elect to continue health care coverage, the Company will pay your monthly COBRA premiums as part of your severance benefits until the earliest of (i) 12 months after your last day of employment with the Company; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date your COBRA continuation coverage would terminate in accordance with the provisions of COBRA. Thereafter, medical, dental and vision insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself. Notwithstanding the foregoing, the Company may end the payment of premiums earlier (but not your eligibility for COBRA) if it reasonably determines that applicable laws or regulations are reasonably likely to cause the payment of these premiums to trigger taxes or penalties on the Company or other participants or, to the extent you would be taxed on more than the amount of the premiums, to you.
3.5    Disability. “Disability” means your being unable to perform your duties to the Company as provided in this Agreement (Section 1.2) for a period of at least 120 continuous days as a result of a mental or physical condition. The Company may terminate your employment for Disability during the Employment Period by giving written notice to you designating a termination date that is at least 30 days after the date of the notice of termination if you do not return to work on a substantially full-time basis within 30 days after notice of termination on account of Disability is provided to you. A return to work of less than 30 continuous days on a substantially full-time basis shall not interrupt a continuous period of Disability.
3.6    Change in Control. “Change in Control” has the meaning assigned to such term in the Plan. Notwithstanding anything in this Agreement to the contrary, a Change in Control will have occurred only if such change in ownership also constitutes a change in control under Section 409A.
If contemporaneous with or within 18 months after a Change in Control that occurred during the Employment Period (a) the Company terminates your employment without Cause or (b) you terminate your employment for Good Reason, then, provided you comply with the requirements set forth in Section 3.7, Section 3.8, and Section 3.9, you will be eligible to receive the benefits set forth in Section 3.4 above, but the installment payment of the salary-based portion of the Severance Pay will be accelerated and paid within 10 days following the Release Effective Date. The treatment of each of the Grants in connection with a Change in Control is set forth in the applicable award agreements.
3.7    Execution of Separation Agreement. As a condition to receiving Severance Pay (whether or not accelerated), you must execute and return to the Company, and not revoke any part of, a separation agreement that includes (i) a customary general release and waiver of claims against the Company and its officers, directors, stockholders, employees and affiliates with respect to your employment, and (ii) other customary separation terms, on a form provided by the Company (the “Release”). You must deliver the executed Release within 60 days following your termination (or such shorter period, not to be less than twenty-one (21) days, as the Company specifies in providing the

Exhibit 10.1
Release, which form will be provided to you not more than 15 days after your termination of Employment). The Release will become effective on the date the revocation period of the ADEA Release expires without your revoking the ADEA Release (the “Release Effective Date”). Payment of the Severance Pay will begin (or be made, as applicable) in the first payroll whose cutoff date follows the Release Effective Date, provided that if the 60th day following your termination of employment is in the calendar year subsequent to termination, the payment will not be made earlier than the first business day of such subsequent year unless earlier payment can be made without violation of Section 409A. Any obligation of the Company to provide the Severance Pay shall cease: (i) if you materially breached or breach your contractual obligations to the Company, including those set forth in Article IV or Article V herein, or in the Release or (ii) if, within 90 days after your termination, the Company discovers facts and circumstances that would have justified a termination for Cause during the Employment Period.
3.8    Timing of Payments; Section 409A. All payments in a series of payments will be treated for purposes of Section 409A as separate payments. Notwithstanding any other provision of this Agreement, in the event of a payment to be made, or a benefit to be provided, pursuant to this Agreement based upon your “separation from service” (as defined below) for a reason other than death at a time when you are a Specified Employee (as defined below) and such payment or provision of such benefit is not exempt or otherwise permitted under Section 409A without the imposition of any Section 409A Penalty (as defined below), such payment shall not be made, and such benefit shall not be provided, before the earlier of the date which is the first day of the seventh month after your separation from service or 30 days after your death or such later date as is required to permit the Company to reasonably determine the recipient(s) of the payments, but no longer than is permitted by Section 409A. All payments or benefits delayed pursuant to this Section 3.8 shall be aggregated into one lump sum payment to be made as of the Company’s first business day following the first day of the seventh month after your separation from service (or if earlier, as of 30 days after your death or such later date as is described above).
(a)    For purposes of this Agreement:
(i)    “Separation from service” has the meaning provided under Code Section 409A and Treas. Reg. 1.409A-1(h);
(ii)    “Specified Employee” has the meaning given that term in Code Section 409A and Treas. Reg. 1.409A-1(c)(i) as determined in accordance with the Company’s policy for determining Specified Employees; and
(iii)    “Section 409A Penalty” means any increase in tax or any other penalty pursuant to Section 409A.
Subject to the terms of this Section 3.8, any payments that constitute deferred compensation within the meaning of Section 409A that may be due under this Agreement upon a termination of employment shall begin only after the date of Executive’s separation from service which occurs on or after the termination of Executive’s employment.
(b)    This Agreement is intended not to result in the imposition of any Section 409A Penalty and shall be administered, interpreted, and construed in a manner consistent with such intent.
(c)    You and the Company agree to cooperate to amend this Agreement from time to time as appropriate to avoid the imposition of any Section 409A Penalty.

Exhibit 10.1
(d)    In no event shall the Company be required to provide a tax gross-up payment to you with respect to any Section 409A Penalty.
(e)    Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or, in the alternative, comply with Section 409A and the interpretive guidance in effect thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent.
3.9    Excess Parachute Payments; No Excise Tax Gross-Up. Notwithstanding any provision of this Agreement to the contrary, if it is determined by the Company’s independent auditors or its outside counsel that any amount or benefit to be paid or provided under this Agreement or otherwise, whether or not in connection with a Change in Control, would be an “Excess Parachute Payment” within the meaning of Code Section 280G but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement or otherwise will be reduced to the minimum extent necessary (but in no event to less than zero under this Agreement) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).
The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this Section 3.9 will not of itself limit or otherwise affect any other rights of yours other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3.9, the Company will effect such reduction by first reducing the lump sum cash payment related to Base Salary (a “Reduction”). In the event that, after such Reduction any payment or benefit intended to be provided under this Agreement or otherwise is still required to be reduced pursuant to this Section 3.9, the Company will effect such reduction by reducing other consideration due to you.
3.10    Removal from any Boards and Positions. If your employment ends for any reason under this Agreement, you agree that you are automatically resigning from (i) if a member, the Board; (ii) if a member, the board of directors of the Company and any subsidiary or affiliate of the Company or any other board to which you have been appointed or nominated by or on behalf of the Company, (ii) any other position with OneSpan Inc., the Company or any subsidiary or affiliate of the Company, including as an officer of OneSpan Inc., the Company or any of its subsidiaries or affilates, and (iii) any fiduciary positions with respect to the Company’s benefit plans.
ARTICLE IV
RESTRICTIVE COVENANTS
4.1    Restrictive Covenants. You will be required to execute an Invention and Non-Disclosure Agreement and a Non- Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, as a condition of your employment (together, the “Restrictive Covenant Agreements”).

Exhibit 10.1
ARTICLE V
POST-TERMINATION OBLIGATIONS
5.1    Return of Company Materials. No later than five business days following the cessation of your employment for any reason, you shall return to the Company all manuals, policies, building keys and passes, parking passes, credit cards, telephone lists or directories, equipment and other assets, and any other property owned by, provided by, prepared on behalf of the Company or purchased with the Company’s funds in your possession or control, including any containing or summarizing Company confidential information. You agree that you will return such property without making or keeping any copies of such property. You further agree that, if you discover after such date any other confidential and proprietary information or property owned by, prepared for, purchased by or provided to you by the Company or another member of the Company Group, you will promptly return such material to the Company. You will leave intact with, or deliver intact to, the Company all electronic Company Group documents and internal and external websites including those that you developed or helped to develop during your employment, and destroy or delete any copies of all electronic files or hard copies relating to Company Group that were in your possession or control, including any that were located on any of your personal computers, tablets, or external or cloud storage or, at the Company’s written request, your personal cell phone(s).
5.2    Executive Assistance. During your employment with the Company and for a period of two years after the termination of such employment, you shall, upon reasonable notice, furnish the Company with such information as may be in your possession or control, and cooperate with the Company in any reasonable manner that the Company may request, including conferring with the Company with regard to any litigation, claim, or other dispute in which the Company or another member of the Company Group is or may become a party. Your obligation to cooperate shall be limited so as not to unreasonably interfere with your other business or personal obligations. The Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you in fulfilling your obligations under this Section 5.2. The Company will make any such reimbursement within 30 days of the date you provide the Company with documentary evidence of such expense consistent with the policies of the Company. The Company will also pay you a reasonable fee per hour for your assistance during the year commencing on the first anniversary of the termination of your employment with the Company. Notwithstanding anything to the contrary, any such reimbursement shall be administered so as to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv).
ARTICLE VI
MISCELLANEOUS
6.1    Indemnification. You will be provided indemnification to the maximum extent permitted by the OneSpan Certificate of Incorporation (as amended), Amended and Restated Bylaws and the Indemnification Agreement between you and OneSpan Inc. effective January 4, 2024 (the “Indemnification Agreement”). You will also be provided directors and officers insurance coverage on terms no less favorable than provided to any other Company executive officer or director.
6.2    Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (a) delivered personally, in which case the date of such notice shall be the date of delivery; (b) delivered prepaid to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (c) sent by electronic transmission (with a copy sent by first-class mail), in which case the date of

Exhibit 10.1
delivery shall be the next business day. If not personally delivered, notice shall be sent using the addresses set forth below:
If to you, to the last address on file in the records of the Company.
If to the Company:
OneSpan North America, Inc.
1 Marina Park Drive, Unit 1410
Boston, MA 02210
Attention: General Counsel
legal@onespan.com
or such other address as may hereafter be specified by notice given by either party to the other party.
6.3    Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, as well as any other amounts due and owing to the Company from you.
6.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided that you may not assign any of their rights or obligations under this Agreement without the Company’s prior written consent.
6.5    Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by you, and any such attempt to dispose of any right to benefits payable hereunder shall be void.
6.6    Amendment; Waiver. No failure or delay by the Company or you in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No modification, amendment or waiver of this Agreement or consent to any departure by you from any of the terms or conditions thereof, will be effective unless in writing and signed by the Company. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.
6.7    Severability; Survivability. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby and shall be enforced to the fullest extent permitted under law. Your obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or your employment for any reason.
6.8    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement and may be executed by electronic signature.
6.9    Governing Law and Dispute Resolution. This Agreement shall in all respects be subject to, governed by and construed in accordance with the laws of the State of California without reference to the principles of conflicts of laws thereof. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to your employment hereunder, the parties: (1) agree to submit to

Exhibit 10.1
the exclusive jurisdiction of the federal courts located in the Central District of California or state courts located in Los Angeles County, California; (ii) waive any obection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) waive their respective rights to a jury trial of any claims and causes of action, and agree to have the matter heard and decided solely by the court.
6.10    Construction. The language used in this Agreement will be deemed to be the language chosen by you and the Company to express their mutual intent, and no rule of strict construction will be applied against you or the Company. The heading in this Agreement is for convenience of reference only and will not limit or otherwise affect the meaning of the provision. References to “including” or similar forms are to be read as “including, without limitation” or similar forms other than where the meaning would not make sense. References to the “Board” with respect to approval of compensation are to be read as including approvals by the Management Development and Compensation Committee of the Board.
6.11    Entire Agreement; Amendments. Except for the Indemnification Agreement and except as set forth in Section 2.3 hereof with respect to the Interim Period Bonus, this Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes the Prior Agreement and any other prior agreements, understandings or letters of intent with regard to the subject matter contained herein between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.
Signatures on Following Page

Exhibit 10.1

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement.

Victor Limongelli
/s/ Victor Limongelli
Date: July 31, 2024

OneSpan North America Inc.
/s/ Lara Mataac
Lara Mataac, General Counsel
Date: July 31, 2024